Exhibit 5.1
Helen E. Tsingos
Two Tech Drive
Andover, Massachusetts 01810-2434

November 30, 2012

Dynamics Research Corporation
Two Tech Drive
Andover, Massachusetts 01810-2434
Ladies and Gentlemen:
I have served as counsel to Dynamics Research Corporation, a Massachusetts corporation (the "Company"), in connection with the Company's offer to rescind (the "Rescission Offer") sales of up to 148,466 shares of the Company's common stock, par value $0.10 per share (the "Common Stock"), made in connection with the Company's 2000 Employee Stock Purchase Plan (the "ESPP").  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 with respect to the Rescission Offer (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act").
In connection with the foregoing, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, and instruments as I have deemed necessary or advisable for the purposes of this opinion. In my examination of the foregoing documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including telecopies and other electronic transmissions). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
Based upon and subject to the foregoing, and the other qualifications and limitations contained herein, I am of the opinion that the Common Stock, when issued, delivered, and paid for in accordance with the Registration Statement, will have been duly authorized, validly issued, fully paid, and non-assessable.
In addition to the qualifications, exceptions, and limitations set forth elsewhere in this opinion letter, the opinions expressed above also are subject to the effects of: (1) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, liquidation, and other laws relating to or affecting creditors' rights and remedies; (2) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability, and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law), including, without limitation, the possible unavailability of specific performance, injunctive relief, or other equitable remedies; and (3) public policy.

Dynamics Research Corporation
November 30, 2012

This opinion letter is based as to matters of law solely on the Massachusetts Business Corporation Act. I express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, "Massachusetts Business Corporation Act" includes the statutory provisions contained therein, all applicable provisions of the Massachusetts Constitution, and reported judicial decisions interpreting such provisions.
I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to being named under the caption "Legal Matters" in the prospectus included in the Registration Statement with respect to the matters stated herein. In giving such consent, I do not admit that I am an "expert" within the meaning of the Securities Act, or the rules and regulations of the Commission thereunder.
Very truly yours,

/s/ Helen E. Tsingos

Helen E. Tsingos